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                                                                    EXHIBIT 16.1
November 19, 2004




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

The firm of Follmer Rudzewicz PLC was previously the independent auditor for United American Healthcare Corporation, and reported on the financial statements of the Company for the fiscal years ended June 30, 2004 and 2003. Effective as of August 1, 2004, the partners of Follmer Rudzewicz PLC joined a new limited liability partnership, UHY LLP. We have read the Company's statements included under Item 4.01 of its Form 8-K, dated November 19, 2004, and we agree with such statements.

/s/ Follmer Rudzewicz PLC

Follmer Rudzewicz PLC